UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 8, 2007

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 Almaden Boulevard, San Jose, CA	95113
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 - Entry Into A Material Definitive Agreement

On February 8, 2007, Heritage Commerce Corp (the “Company”), its wholly-owned subsidiary, Heritage Bank of Commerce (“Heritage Bank”), and Diablo Valley Bank (“Diablo”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Diablo will merge with and into Heritage Bank, with Heritage Bank surviving the merger (the “Merger”) in a cash and stock transaction valued at approximately $70 million.  The Merger Agreement has been unanimously approved by the Boards of Directors of the Company, Heritage Bank and Diablo.  The Merger is subject to approval by the Diablo shareholders.

Under the terms of the Merger Agreement, the Company will pay a fixed number of 1,732,298 shares of the Company’s common stock and an aggregate of $15 million in cash for all of the issued and outstanding shares of Diablo common stock.  Each Diablo common shareholder will be entitled to receive at the shareholder’s election (subject to certain prorating procedures) cash or the Company’s common stock.  The per share consideration for each share of Diablo common stock will be calculated by reference to the Company’s average closing price over a 20 trading day period ending 5 days before the effective date of the Merger (“Average Closing Price”).  Based on the closing price of the Company’s common stock of $27.25 on February 8, 2007, the per share consideration would be $24.87.  The per share consideration will float within a band of $23.00 to $25.00 if the Average Closing Price is between $24.55 and $27.44.  If the Average Closing Price is above $27.44, the per share consideration will be increased to reflect one-third of the increase in the Average Closing Price above $27.44.  If the Average Closing Price is below $24.55, the aggregate amount of cash paid in the Merger will be increased to an amount necessary to maintain a minimum per share consideration of $23.00.  If the Average Closing Price falls below $23.50, the Company has the right to terminate the Merger Agreement.  All Diablo stock options will be terminated at the effective time of the Merger and option holders will receive cash in the amount of the per share consideration minus the exercise price of the option (in the aggregate approximately $8 million).  Diablo’s issued and outstanding Series A Preferred Stock will be redeemed in full at $32 per share by Diablo prior to the effective time of the Merger (approximately $6.5 million).

The Merger Agreement contains customary representations and warranties of the Company, Heritage Bank and Diablo.  Consummation of the Merger is subject to certain conditions, including, among others, (i) approval by the Diablo common shareholders, (ii) receipt of certain regulatory approvals, (iii) the filing of a registration statement on Form S-4 to register the Company’s common stock to be issued in the Merger with the Securities and Exchange Commission and receipt of the SEC’s order that such registration statement is effective, (iv) listing of the Company’s common stock to be issued in the Merger with NASDAQ, (v) satisfaction of tangible net worth and customer deposit tests, (vi) redemption of Diablo’s Series A Preferred Stock, and (vii) the accuracy of representations and warranties of Diablo, the Company and Heritage Bank.

Certain shareholders of Diablo have entered into Shareholder Agreements with the Company pursuant to which they have agreed to vote their Diablo shares in favor of the Merger. The Diablo Board of Directors has agreed to recommend to its shareholders the approval of the Merger.  The Merger Agreement provides for the payment of a Termination Fee in the amount of

$3,380,000 if the Merger Agreement is terminated by the Company or Diablo under specified circumstances.

On the effective date of the Merger, two members of the Diablo Board of Directors, John J. Hounslow and Mark E. Lefanowicz will be added to the Company and Heritage Bank Board of Directors.

In connection with the Merger Agreement, the Company and/or Heritage Bank entered into the following agreements which will become effective upon the effective time of the Merger: (i) a three year employment agreement with James Mayer (the President of Diablo) for annual salaries of $220,000, $240,000 and $250,000 and the grant (subject to approval of the Company’s Compensation Committee and Board of Directors) of stock options for 20,000 shares of the Company’s common stock pursuant to its 2004 Stock Option Plan, (ii) a consulting agreement with John J. Hounslow (the Chairman of the Board of Diablo) pursuant to which Mr. Hounslow will receive $400,000, and  (iii) non-compete agreements with Mr. Mayer and Mr. Hounslow (for which Mr. Hounslow will receive $200,000).  Mr. Mayer and Mr. Hounslow have agreed to forego certain severance payments due to them as a result of the Merger in exchange for the Agreements with the Company and Heritage Bank.

In connection with the proposed Merger, the Company intends to file relevant materials with the SEC, including a Registration Statement on Form S-4 (the “Registration Statement”), to register the shares of the Company to be issued in exchange for Diablo common shares.  The Company plans to file with the SEC and with the cooperation of Diablo mail to the Diablo shareholders a proxy statement/prospectus relating to the proposed transaction (the “Proxy Statement/Prospectus”).  The Registration Statement and the Proxy Statement/Prospectus will contain important information about the Company, Diablo, the Merger, the Merger Agreement and related matters.  Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available.  Investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus when they become available from the Company by request mailed to Heritage Commerce Corp, 150 Almaden Boulevard, San Jose, California, Attention:  Corporate Secretary.

ITEM 8.01 - Other Events

The Company is filing its slide presentation of February 9, 2007, which will be utilized in presentations to investors.  The slide presentation is included as Exhibit 99.2 to this Report.

ITEM 9.01 - Financial Statements and Exhibits

(d)     Exhibits

          99.1     Joint press release announcing the entering into the Agreement and Plan of Merger

          99.2     Heritage Commerce Corp slide presentation of February 9, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HERITAGE COMMERCE CORP

DATED: February 8, 2007	By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Joint press release announcing the entering into the Agreement and Plan of Merger

99.2	Heritage Commerce Corp slide presentation of February 9, 2007